Exhibit 23.1

Tel: 404-688-6841 Fax: 404-688-1075 www.bdo.com	1100 Peachtree Street NE, Suite 700 Atlanta, GA 30309

Consent of Independent Registered Public Accounting Firm

PRGX Global, Inc.

Atlanta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 18, 2019, relating to the consolidated financial statements of PRGX Global, Inc and Subsidiaries, and the effectiveness of PRGX Global, Inc and Subsidiaries’ internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Atlanta, Georgia

March 29, 2019

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the International BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.